Exhibit 99.1
Clearwater Paper Reports Fourth Quarter and Year End 2019 Results
SPOKANE, Wash.--(BUSINESS WIRE)-- February 26, 2020 -- Clearwater Paper Corporation (NYSE:CLW), a premier supplier of quality consumer tissue, away-from-home tissue, parent roll tissue and bleached paperboard today reported financial results for the fourth quarter and year ended 2019.
HIGHLIGHTS

•	Fourth quarter net income of $2 million, or $0.12 per diluted share

•	Fourth quarter Adjusted EBITDA of $52 million, best result over the last eight quarters

•	Fifth consecutive quarter of sequential sales growth for Consumer Products segment

•	Fourth quarter operating cash flow up 50% versus the fourth quarter of 2018; 50 basis point reduction in net leverage ratio
OVERALL RESULTS
For the fourth quarter of 2019, Clearwater Paper reported net sales of $436 million, up from $429 million reported in the fourth quarter of 2018. Net income for the fourth quarter of 2019 was $2 million, or $0.12 per diluted share, compared to a net loss in the fourth quarter of 2018 of $188 million, or $11.39 per diluted share. On a non-GAAP basis, the company's adjusted income in the fourth quarter of 2019 was $6 million, or $0.37 per diluted share, compared to fourth quarter 2018 adjusted income of $7 million, or $0.45 per diluted share. Adjusted EBITDA for the fourth quarter of 2019 was $52 million compared to the fourth quarter 2018 of $47 million.
For the year ended 2019, Clearwater Paper reported net sales of $1.8 billion, up from $1.7 billion reported for the year ended 2018. The company reported a net loss for the year of $6 million, or $0.34 per diluted share, compared to a net loss of $144 million or $8.72 per diluted share in 2018. On a non-GAAP basis, our adjusted net loss for 2019 was $4 million, or $0.23 per diluted share as compared to adjusted income of $42 million, or $2.54 per diluted share for 2018. Adjusted EBITDA for the year was $167 million compared to $182 million for 2018, this decrease was primarily due to planned maintenance outages.
“We had a strong finish to 2019 due to lower input pulp and fiber costs in the fourth quarter, and lower maintenance costs and expense timing. We also had a strong sales quarter for tissue, which grew sequentially for the fifth consecutive quarter,” said Linda K. Massman, president and chief executive officer. “In addition, our new Shelby, North Carolina facility is producing to quality specifications for both ultra and premium tissue. We also commissioned the polysulfide reactor, which is the final component of our pulp optimization project in Lewiston. Throughout the year, we intend to focus on continuing to improve our operational capabilities to ensure we are well-positioned to generate cash flow to de-lever our balance sheet.”
FOURTH QUARTER 2019 SEGMENT PERFORMANCE
Consumer Products
Net sales in the Consumer Products segment were $231 million for the fourth quarter of 2019, up 8% compared to fourth quarter 2018 net sales of $213 million. This increase was due to higher retail tissue volumes sold offset by slightly lower prices due to mix. This is the fifth consecutive quarter of sequential sales growth for Consumer Products segment. Operating income for the fourth quarter of 2019 was $2 million, compared to $1 million in the fourth quarter of 2018. The increased operating income was primarily due to higher sales volumes and lower pulp costs offset by higher depreciation expense resulting from the completion of the Shelby facility expansion. Adjusted EBITDA for the segment was $20 million in the fourth quarter of 2019, up from $16 million in the fourth quarter of 2018.
Tissue Sales Volumes and Prices:

•
Total tissue volumes sold were 88,141 tons in the fourth quarter of 2019, an increase of 7,161 tons or 9% compared to 80,980 tons in the fourth quarter of 2018. Retail volumes represented 90% of total volumes sold in the fourth quarter of 2019, up from 86% in the fourth quarter of 2018. Converted product cases shipped increased 14% to 13.3 million in the fourth quarter of 2019, compared to the 11.6 million cases shipped in the fourth quarter of 2018.

•
Average tissue net selling prices decreased 1.3% to $2,593 per ton in the fourth quarter of 2019, compared to $2,627 per ton in the fourth quarter of 2018. The decrease was primarily due to changes in mix.

Pulp and Paperboard
Net sales in the Pulp and Paperboard segment were $205 million for the fourth quarter of 2019, down 5% compared to fourth quarter 2018 net sales of $216 million. The decrease was due to lower sales volumes partially offset by higher paperboard prices from previously announced increases. Operating income for the fourth quarter of 2019 was $35 million compared to $32 million for the fourth quarter of 2018. Adjusted EBITDA for the segment was $44 million in the fourth quarter of 2019, compared to $41 million in the fourth quarter of 2018. The increase in operating income and Adjusted EBITDA was primarily due to improved operating performance and lower input costs.
Paperboard Sales Volumes and Prices:

•	Paperboard sales volumes were 202,102 tons in the fourth quarter of 2019, a decrease of 7% compared to 218,322 tons in the fourth quarter of 2018.

•	Paperboard average net selling prices increased 2.7% to $1,009 per ton for the fourth quarter of 2019, compared to $982 per ton in the fourth quarter of 2018.
Note Regarding Use of Non-GAAP Financial Measures
In this press release, the company presents certain non-GAAP financial information for the fourth quarter and full year of 2019 and 2018, including adjusted income (loss) and Adjusted EBITDA. Because these amounts are not in accordance with GAAP, reconciliations to net income (loss) as determined in accordance with GAAP are included in the tables at the end of this press release. The company presents these non-GAAP amounts because management believes they assist investors and analysts in comparing the company's performance across reporting periods on a consistent basis by excluding items that the company does not believe are indicative of its core operating performance. In addition, the company uses Adjusted EBITDA: (i) as factors in evaluating management’s performance when determining incentive compensation, (ii) to evaluate the effectiveness of the company's business strategies, and (iii) because the company's credit agreement and the indentures governing the company's outstanding notes use metrics similar to Adjusted EBITDA to measure the company's compliance with certain covenants.
WEBCAST INFORMATION
Clearwater Paper Corporation will discuss these results during an earnings conference call that begins at 2:00 p.m. Pacific Time today. A live webcast and accompanying supplemental information will be available on the company's website at http://ir.clearwaterpaper.com. A replay of today's conference call will be available on the website at http://ir.clearwaterpaper.com/results.cfm beginning at 5:00 p.m. Pacific Time today.
ABOUT CLEARWATER PAPER
Clearwater Paper is a premier supplier of private label tissue to major retailers and wholesale distributors, including grocery, drug, mass merchants and discount stores.  In addition, the company produces bleached paperboard used by quality-conscious printers and packaging converters, and offers services that include custom sheeting, slitting and cutting.  Clearwater Paper's employees build shareholder value by developing strong relationships through quality and service.
FORWARD-LOOKING STATEMENTS
This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 as amended, including statements regarding the operation of, and product produced at the company's Shelby, North Carolina facility, the company’s pulp optimization project in Lewiston, ID, general operational improvements and capabilities, cash flow, debt leverage, liquidity and the company’s balance sheet. These forward-looking statements are based on current expectations, estimates, assumptions, and projections that are subject to change, and actual results may differ materially from the forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to: competitive pricing pressures for the company’s products, including as a result of increased capacity, as additional manufacturing facilities are operated by the company’s competitors; the loss of, changes in prices in regard to, or reduction in, orders from a significant customer; changes in the cost and availability of wood fiber and wood pulp; changes in transportation costs and disruptions in transportation services; changes in customer product preferences and competitors' product offerings; larger competitors having operational and other advantages; customer acceptance and timing and quantity of purchases of the company’s tissue products, including the existence of sufficient demand for and the quality of tissue produced by the company’s expanded Shelby, North Carolina operations; consolidation and vertical integration of converting operations in the paperboard industry; the company’s ability to successfully implement its operational efficiencies and cost savings strategies, along with related capital projects, and achieve the expected operational or financial results of those projects, including from the continuous digester at the company’s Lewiston, Idaho facility; changes in the U.S. and international economies and in general economic conditions in the regions and industries in which the company operates; manufacturing or operating disruptions, including IT system and IT system implementation failures, equipment malfunctions and damage to the company’s manufacturing facilities; cyber-security risks; changes in costs for and availability of packaging supplies, chemicals, energy, and maintenance and repairs; labor disruptions; cyclical industry conditions; changes in expenses, required contributions, and potential withdrawal costs associated with the company’s pension plans; environmental liabilities or expenditures; reliance on a limited number of third-party suppliers for raw materials; the company’s ability to attract, motivate, train and retain qualified and key personnel; material weaknesses in the company’s internal control over financial reporting; the company’s substantial indebtedness and ability to service its debt obligations; restrictions on the company’s business from debt covenants and terms; negative changes in the company’s credit agency ratings; and changes in laws, regulations or industry standards affecting the company’s business; seasonality; energy conservation; cash flows; capital expenditures; tax rates; operating costs; selling, general and administrative expenses; and other risks and uncertainties described from time to time in the company's public filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2018. The forward-looking statements are made as of the date of this press release and the company does not undertake to update any forward-looking statements based on new developments or changes in the company's expectations after the date of this press release.

Clearwater Paper Corporation
Consolidated Statements of Operations
(Dollars in millions - except per share amounts) (Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2019	2018	2019	2018
Net sales	$435.5	$428.7	$1,761.5	$1,724.2
Costs and expenses:
Cost of sales	384.2	382.1	1,597.0	1,536.7
Selling, general and administrative expenses	28.9	26.2	112.8	107.8
Other operating charges, net	4.3	—	6.3	(17.5)
Goodwill impairment	—	195.1	—	195.1
Total operating costs and expenses	417.4	603.4	1,716.1	1,822.1

Income (loss) from operations	18.1	(174.7)	45.4	(97.9)
Interest expense, net	(12.4)	(7.3)	(44.9)	(30.7)
Debt retirement costs	—	—	(2.7)	—
Non-operating pension and other postretirement benefit costs	(1.4)	(1.2)	(5.7)	(4.9)
Income (loss) before income taxes	4.3	(183.2)	(7.9)	(133.5)
Income tax provision (benefit)	2.3	4.5	(2.3)	10.3
Net income (loss)	$2.0	$(187.7)	$(5.6)	$(143.8)
Net income (loss) per common share:
Basic and diluted	$0.12	$(11.39)	$(0.34)	$(8.72)
Average shares outstanding (in thousands):
Basic	16,539	16,491	16,533	16,487
Diluted	16,556	16,491	16,533	16,487

Clearwater Paper Corporation
Condensed Consolidated Balance Sheets
(Dollars in millions) (Unaudited)

	December 31,	December 31,
	2019	2018
ASSETS
Current assets:
Cash and cash equivalents	$20.0	$22.5
Restricted cash	1.4	—
Receivables, net	159.1	145.5
Taxes receivable	0.3	6.3
Inventories	281.4	266.2
Other current assets	3.6	3.4
Total current assets	465.8	443.9
Property, plant and equipment, net	1,257.7	1,269.3
Operating lease right-of-use assets	73.1	—
Goodwill and intangibles, net	52.0	59.2
Other assets, net	29.1	15.7
TOTAL ASSETS	$1,877.7	$1,788.1

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Short-term debt	$17.9	$122.2
Accounts payable and accrued liabilities	262.5	327.0
Total current liabilities	280.4	449.2
Long-term debt	884.5	692.9
Long-term operating lease liabilities	65.6	—
Liability for pension and other postretirement employee benefits	76.6	78.2
Other long-term obligations	17.3	20.2
Deferred tax liabilities	121.3	121.2
TOTAL LIABILITIES	1,445.7	1,361.7

Common Stock	—	—
Paid in capital	9.8	6.4
Retained earnings	481.7	487.3
Accumulated other comprehensive loss, net of tax	(59.5)	(67.3)
Total Stockholders' Equity	432.0	426.4
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$1,877.7	$1,788.1

Clearwater Paper Corporation
Consolidated Statements of Cash Flows
(Dollars in millions) (Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2019	2018	2019	2018
CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss)	$2.0	$(187.7)	$(5.6)	$(143.8)
Adjustments to reconcile net income (loss) to net cash flows from operating activities:
Goodwill impairment	—	195.1	—	195.1
Depreciation and amortization	29.3	26.2	115.6	101.9
Equity-based compensation expense	0.9	0.9	3.8	5.7
Deferred taxes	5.7	3.2	(0.3)	7.1
Pension and other post employment benefit plans	0.6	(0.2)	1.4	(0.6)
Debt retirement costs	—	—	2.7	—
Gain on divested assets, net	—	—	—	(25.5)
Disposal of plant and equipment, net	0.3	0.6	0.7	0.7
Other non-cash activity, net	0.8	0.2	2.8	(0.9)
Changes in assets and liabilities:
Increase in accounts receivable	(1.5)	(6.2)	(13.6)	(7.3)
(Increase) decrease in taxes receivable, net	(4.0)	0.4	(4.4)	14.0
Increase in inventory	(0.1)	(4.6)	(21.2)	(8.1)
(Increase) decrease in other current assets	4.4	3.2	(0.8)	6.4
Increase (decrease) in accounts payable and accrued liabilities	31.5	16.5	(28.5)	25.3
Other, net	1.9	0.2	3.0	(1.1)
Net cash flows provide by operating activities	71.8	47.8	55.6	168.9
CASH FLOWS FROM INVESTING ACTIVITIES
Additions to property, plant and equipment	(14.3)	(121.7)	(140.1)	(295.7)
Net proceeds from divested assets	—	—	—	70.9
Other, net	—	—	—	0.8
Net cash flows used in investing activities	(14.3)	(121.7)	(140.1)	(224.0)
CASH FLOWS FROM FINANCING ACTIVITIES
Borrowings from long-term debt, net	—	—	296.1	—
Repayment of on long-term debt	—	—	(103.0)	—
Borrowings on short-term debt	14.5	308.4	549.3	630.8
Repayments of borrowings on short-term debt	(59.0)	(287.6)	(657.7)	(565.0)
Payments for debt issuance costs	(0.5)	(2.1)	(2.3)	(2.1)
Other, net	(0.3)	0.5	(0.4)	(0.4)
Net cash flows provided by (used in) financing activities	(45.3)	19.2	82.0	63.3
Net increase (decrease) in cash, cash equivalents and restricted cash	12.2	(54.7)	(2.5)	8.2
Cash, cash equivalents and restricted cash at beginning of period	10.2	79.6	24.9	16.7
Cash, cash equivalents and restricted cash at end of period	$22.4	$24.9	$22.4	$24.9

Clearwater Paper Corporation
Segment Information
(Dollars in millions) (Unaudited)

	Three Months Ended		Years Ended
	December 31,		December 31,
	2019	2018	2019	2018
Net sales:
Consumer Products	$230.6	$212.7	$906.8	$884.8
Pulp and Paperboard	204.9	216.0	854.7	839.4
Net sales	$435.5	$428.7	$1,761.5	$1,724.2

Operating (loss) income:
Consumer Products	$1.6	$0.8	$(6.6)	$0.3
Pulp and Paperboard	35.3	31.8	115.3	130.9
Corporate	(14.5)	(12.2)	(57.0)	(51.5)
Goodwill impairment	—	(195.1)	—	(195.1)
Other operating charges	(4.3)	—	(6.3)	17.5
Income (loss) from operations	$18.1	$(174.7)	$45.4	$(97.9)

Clearwater Paper Corporation
Reconciliation of Non-GAAP Financial Measures
Adjusted EBITDA[1]
(Dollars in millions) (Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2019	2018	2019	2018
Net income (loss)	$2.0	$(187.7)	$(5.6)	$(143.8)
Add back:
Interest expense, net	12.4	7.3	44.9	30.7
Debt retirement costs	—	—	2.7	—
Income tax (benefit) provision	2.3	4.5	(2.3)	10.3
Depreciation and amortization expense	29.3	26.3	115.6	101.9
Goodwill impairment	—	195.1	—	195.1
Non-operating pension and other postretirement benefit costs	1.4	1.2	5.7	4.9
Other operating charges, net[2]	4.3	—	6.3	(17.5)
Adjusted EBITDA	$51.7	$46.7	$167.3	$181.6

Consumer Products income (loss)	$1.6	$0.8	$(6.6)	$0.3
Depreciation and amortization	18.6	14.9	69.7	57.8
Consumer Products Adjusted EBITDA	$20.2	$15.7	$63.1	$58.1

Pulp and Paperboard income (loss)	$35.3	$31.8	$115.3	$130.9
Depreciation and amortization	9.2	9.7	39.4	37.8
Pulp and Paperboard Adjusted EBITDA	$44.5	$41.5	$154.7	$168.7

Corporate expenses	$(14.5)	$(12.2)	$(57.0)	$(51.5)
Depreciation and amortization	1.5	1.7	6.5	6.3
Corporate Adjusted EBITDA	$(13.0)	$(10.5)	$(50.5)	$(45.2)

Consumer Products	$20.2	$15.7	$63.1	$58.1
Pulp and Paperboard	44.5	41.5	154.7	168.7
Corporate	(13.0)	(10.5)	(50.5)	(45.2)
Adjusted EBITDA	$51.7	$46.7	$167.3	$181.6

[1]
Adjusted EBITDA is a non-GAAP measure that management uses to evaluate the cash generating capacity of the company. The most directly comparable GAAP measure is net income. Adjusted EBITDA is net income (loss) adjusted for net interest expense (including debt retirement costs), income taxes, depreciation and amortization, non-operating pension and post retirement costs and other operating charges. It should not be considered as an alternative to net earnings computed under GAAP.

[2]	Other operating charges, net consist of significant amounts unrelated to ongoing core operating activities.

Clearwater Paper Corporation
Reconciliation of Non-GAAP Financial Measures
Adjusted Net Income
Unaudited (Dollars in millions, except per-share amounts)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2019	2018	2019	2018
Net income (loss)	$2.0	$(187.7)	$(5.6)	$(143.8)
Add back:
Income tax provision (benefit)	(2.3)	(4.5)	2.3	(10.3)
Income (loss) before income taxes	4.3	(183.2)	(7.9)	(133.5)

Add back:
Goodwill impairment	—	195.1	—	195.1
Debt retirement costs	—	—	2.7	—
Other operating charges	4.3	—	6.3	(17.5)
Adjusted income before tax	8.6	11.9	1.1	44.1
Adjusted income provision (benefit)	2.5	4.5	(2.7)	2.2
Adjusted net income (loss)	$6.1	$7.4	$3.8	$41.9

Weighted average diluted share	16,556	16,491	16,533	16,487

Adjusted income (loss) per share	$0.37	$0.45	$0.23	$2.54

Clearwater Paper Corporation

Investors contact:
Sloan Bohlen
Solebury Trout
509.344.5906

News media:
Shannon Myers
509.344.5967

investorinfo@clearwaterpaper.com